EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Robert K. Chapman President and Chief Executive Officer United Bancorp, Inc. (734) 214-3801

July 18, 2012

UNITED BANCORP, INC. ANNOUNCES REPURCHASE OF TARP WARRANT FROM UNITED STATES DEPARTMENT OF THE TREASURY

ANN ARBOR, MI - (July 18, 2012) - United Bancorp, Inc. (OTCBB: UBMI), the holding company of United Bank & Trust, announced today that it has repurchased the warrant to purchase 311,492 shares of common stock of the Company that was issued to the United States Department of the Treasury in connection with the Company's participation in the Troubled Asset Relief Program ("TARP") Capital Purchase Program. The Warrant was repurchased at a mutually agreed upon price of $38,000. Settlement of the repurchase of the Warrant occurred on July 18, 2012. Following settlement of the TARP Warrant, the Treasury has no remaining investment in United Bancorp, Inc.

"This is a prudent and appropriate investment that will limit the potential for future shareholder dilution," Robert Chapman, President and CEO said. "We remain focused on building stronger client relationships that are based on a foundation of trust, integrity and a genuine desire to help them become more successful financially."

United Bancorp, Inc. is a community-based financial services company located in Washtenaw, Lenawee, Livingston and Monroe Counties in Michigan. United Bank & Trust is the Company's only subsidiary, and the Bank provides financial solutions to its clients based on their unique circumstances and needs, through a line of business delivery system that includes banking, mortgage, structured finance and wealth management. For more information, visit the Company's website at www.ubat.com.